Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS STRONG FIRST QUARTER

2010 RESULTS OF OPERATION

Franklin Park, Ill – April 29, 2010 — Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, Semiconductor, and Optical industries, today reported financial results for its first quarter ended March 31, 2010.

First Quarter 2010 Financial Highlights

•	Revenue rose to $11.5 million, up 35 percent sequentially

•	Gross margin increased to 36 percent, up from 12 percent in the previous quarter

•	Substrate average selling prices increase 20 percent sequentially

•	Diluted earnings per share of $0.07 as compared to a loss per share of $0.04 in the fourth quarter 2009

Commenting on the results, Raja Parvez, President and CEO said, “We started the year with a strong quarter as a combination of increased pricing, improved product mix, and operational efficiency enabled us to dramatically increase gross margin and earnings per share in the quarter.”

The Company’s revenue increased thirty five percent sequentially to $11.5 million in the current quarter driven primarily by strong demand from the LED market. The strong demand enabled the Company to increase pricing on its sapphire substrates by 20 percent over prices in the prior quarter. The Company also reported sales to the SoS RFIC and Optical markets up significantly in the quarter.

The Company noted that LED chip manufacturers continue to migrate away from 2 inch substrates toward the use of larger diameters. Mr. Parvez continued, “We expect increased orders for six inch polished wafers in the second half of the year and are gearing up our polishing operation to accommodate the increased demand.”

Second Quarter 2010 Guidance

Commenting on the outlook for the second quarter, William Weissman, Rubicon’s Chief Financial Officer said “Demand remains strong and we estimate revenue for the second quarter will increase to approximately $14.0 million. We expect diluted earnings per share of approximately $0.14, based on a projected diluted share count of 21.5 million share.”

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on April 29, 2010 to review the highlights of the first quarter 2010 results and the second quarter 2010 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on to Rubicon’s website at http://www.rubicon-es2.com/index.html. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. May 6, 2010, and can be accessed by dialing (888)-286-8010 or (617) 801-6888 (international). Callers should reference conference ID 36847834. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is actively developing larger diameter products to support next-generation LED, RFIC and optical window applications.

Further information is available at http://www.rubicon-es2.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first quarter of 2010, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include managing the expansion of our manufacturing capacity, market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of RFIC and other new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the company’s forward-looking statements. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

William Weissman

Chief Financial Officer

847-457-3610

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2010 (unaudited)	March 31, 2009 (unaudited)
Assets
Cash and cash equivalents	$12,505	$5,512
Restricted cash	7	9
Short-term investments	28,966	33,844
Accounts receivable, net	7,311	1,546
Inventories, net	6,635	8,094
Other current assets	4,012	3,944

Total current assets	59,436	52,949
Property and equipment, net	42,025	38,566
Investments	2,000	12,709
Other assets	187	—

Total assets	$103,648	$104,224

Liabilities and Stockholders’ Equity
Accounts payable	$1,685	$1,206
Accrued and other current liabilities	2,338	956

Total liabilities	4,023	2,162

Stockholders’ equity	99,625	102,062

Total liabilities and stockholders’ equity	$103,648	$104,224

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended March 31,
	2010	2009

Revenue	$11,516	$2,338
Cost of goods sold	7,363	4,946

Gross profit (loss)	4,153	(2,608)

General and administrative expenses	2,141	1,135
Sales and marketing expenses	257	243
Research and development expenses	212	152

Total operating expenses	2,610	1,530

Income (loss) from operations	1,543	(4,138)

Other income (expense):
Interest income (expense) and other, net	72	270

Income (loss) before income taxes	1,615	(3,868)
Income tax expense	40	—

Net income (loss)	$1,575	$(3,868)

Net income (loss) per common share:
Basic	$0.08	($0.19)
Diluted	$0.07	($0.19)

Weighted average common shares outstanding used in computing net income (loss) per common share:
Basic	20,244,347	20,280,160
Diluted	21,437,861	20,280,160

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended March 31,
	2010	2009
Cash flows from operating activities
Net income (loss)	$1,575	($3,868)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	1,398	1,296
Other	450	213
Changes in operating assets and liabilities
Accounts receivable, net	(2,344)	996
Inventories	(38)	(212)
Other current assets	(568)	982
Accounts payable	(371)	(1,234)
Accrued expenses and other current liabilities	622	(556)

Net cash provided by (used in) operating activities	724	(2,383)

Cash flows from investing activities
Purchases of property and equipment	(3,857)	(525)
Proceeds from sale of investments	11,750	3,369

Net cash provided by investing activities	7,893	2,844

Cash flows from financing activities
Purchase of treasury stock	—	(2,577)
Other financing activities	34	(1)

Net cash provided by (used in) financing activities	34	(2,578)

Effect of foreign exchange rate changes on Cash and cash equivalents	(6)	—

Net increase (decrease) in cash and cash equivalents	8,645	(2,117)
Cash and cash equivalents, beginning of period	3,860	7,629

Cash and cash equivalents, end of period	$12,505	$5,512